EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Radisys Corporation:
We consent to the use of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Radisys Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, statement of changes in shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference.
Our report states the Company changed its method of consideration for prior period misstatements and changed its method for accounting for share-based payment awards in 2006.
Our report dated March 1, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 contains an explanatory paragraph that states the Company acquired Convedia Corporation during 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting Convedia Corporation’s internal control over financial reporting associated with total assets of $11,522,000, exclusive of acquired goodwill of $39,720,000 and acquired identifiable intangible assets of $41,501,000, and total revenues of $5,887,000 included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Convedia Corporation.

/s/ KPMG LLP
Portland, Oregon
May 14, 2007